PRESS RELEASE                                                                                                                                                                                   SOURCE: WPCS International Incorporated

WPCS Completes Southeastern Communication Acquisition

EXTON, PA — (PR Newswire-First Call) - July 20, 2006 - NASDAQ: WPCS - News) WPCS International Incorporated (WPCS) has announced that it has completed the acquisition of Southeastern Communication Service, Inc. (SECS) www.secs-wireless.com of Sarasota, Florida for $1.8 million in cash and $1.4 million in WPCS stock. As stated in a previous press release, SECS is a provider of wireless infrastructure services and has deployed wireless networks for many corporate, government and educational clients.

SECS has maintained a history of profitable operations while establishing itself as a leader in the design, deployment and maintenance of wireless networks throughout the Southeastern U.S. For FY2005 ending December 31, 2005, SECS generated $6.4 million in revenue and $730,000 in adjusted EBIT or earnings before interest and taxes, excluding certain non-recurring owner expenses (a non-GAAP measure). The current annual forecast for SECS, ending December 31, 2006 is to achieve $7.5 million in revenue and $850,000 in EBIT.

About WPCS International Incorporated:

WPCS provides design-build engineering services for specialty communication systems and wireless infrastructure including site design, product integration and project management. The company has an extensive customer base that includes corporations, government entities and educational institutions. For more information, please visit the website at www.wpcs.com.

Statements about the company's expectations, including revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

Contact:

Heather Tocket / Corporate Communications Manager
WPCS International Incorporated
610-903-0400 x102
ir@wpcs.com